ProPhase Labs Reports Financial Results for the Fourth Quarter and

Year Ended December 31, 2011

DOYLESTOWN, Pennsylvania – March 6, 2012.  ProPhase Labs (NASDAQ: PRPH) www.ProPhaseLabs.com today reported net sales of $7.5 million for the three months ended December 31, 2011, compared to net sales of $6.2 million for the three months ended December 31, 2010.

The Company incurred a net loss for the three months ended December 31, 2011, of $1.8 million, or ($0.12) per share, compared to a net loss of $1.1 million, or ($0.08) per share, for the three months ended December 31, 2010.

Results for the fourth quarter of 2011 compared to the fourth quarter of 2010 principally reflect the net effect of (i) an increase in net sales of $1.3 million, offset by (ii) an increase in sales and marketing expense of $1.4 million and (iii) an increase in research and development costs of $410,000.

Net sales increased $3.0 million, or 20.3%, to $17.5 million for the year ended December 31, 2011 as compared to $14.5 million for the year ended December 31, 2010. The increase in net sales is principally due to (i) an increase in our retail customers’ purchases in the first and fourth quarter of fiscal 2011, as compared to the comparable fiscal 2010 periods, in an effort by those retailers to maintain adequate shelf and warehouse stock during peak seasonal demand to meet an increase in consumer demand at retail of the Company’s over-the-counter (“OTC”) cold remedy products, (ii) sales of our Cold-EEZE® Oral Spray, a new product launched in August 2011 and (iii) an increase associated with the Company’s retail customers increasing the number, timing and value of our promotional and/or display programs as a consequence of, among other influences, (a) space availability, (b) allocation of more promotional space to the Cold-EEZE® brand and (c) a general increase in off-shelf, price promotion opportunities scheduled for the 2011-2012 Cold Season.

In addition to the increase in net sales for the year ended December 31, 2011 as compared to the year ended December 31, 2010, the Company strategically increased its investment in sales and marketing initiatives. For the year ended December 31, 2011, sales and marketing expense increased $2.3 million to $7.9 million as compared to $5.6 million for the year ended December 31, 2010. The Company expects to continue to increase marketing and advertising expenditures in the future, in an effort to build and grow the sales of its OTC cold remedy products.

The Company incurred a net loss for the year ended December 31, 2011, of $2.7 million, or ($0.18) per share, compared to a net loss of $3.5 million, or ($0.25) per share, for the year ended December 31, 2010.

Results for the three months and the year ended December 31, 2011 as compared to the three months and the year ended December 31, 2010 reflect positive trends regarding net sales and improved margins during the respective 2011 periods as compared to the 2010 periods. The Company’s strategic focus continues to be (i) revenue growth, (ii) strategic marketing expenditures to communicate the Cold-EEZE® message to consumers, (iii) product development and cost effective commercialization of new products, and (iv) effective cost management pertaining to overhead and general operating costs.

Ted Karkus, ProPhase Labs’ Chairman and CEO stated, “Our goal for the year ended December 31, 2011 was to grow our net sales and to reestablish our Cold-EEZE® brand as a leading cold remedy. Given the difficult environment in the cough/cold category (due to the lower incidence of upper respiratory illness versus the prior year), we are particularly pleased with having achieved these goals.”

Mr. Karkus continued, “Fiscal 2010 was a transformation year in which we implemented a number of initiatives including improvements in product packaging and flavors, brand positioning and new product development. In fiscal 2011, we leveraged these initiatives with a carefully developed, fully integrated marketing campaign that included national TV and Radio, PR, Social Media, Digital, national sampling, trade advertising as well as significant in-store merchandising programs. In each channel or medium, every message was carefully crafted to achieve maximum effectiveness. Furthermore, every dollar was spent to achieve maximum reach and frequency of our brand message to our target audience. This combination of an efficient spend and effective message drove positive sales growth in our flagship Cold-EEZE brand during a period in which the incidence of upper respiratory illness was down year over year and in which retail sales for many cough/cold brands were down as well.

Mr. Karkus added, “Our success in building revenues in fiscal 2011 demonstrates that we now have a stronger distribution platform to launch new products and applications.  In August 2011 we launched Cold-EEZE® Oral Spray which provides the same active ingredients for shortening the duration of the common cold as our clinically proven Cold-EEZE® lozenges, but in a new and convenient delivery system. This introduction was a natural next step in our evolution as a Company and at the core of our strategy to provide additional cold relief products for our loyal consumers that leverages our flagship Cold-EEZE® brand and adds incremental revenues for our Company. Initial retail and consumer response to our Cold-EEZE® Oral Spray is encouraging. We also hope to launch an additional Cold-EEZE® branded cold remedy product in the third quarter of fiscal 2012.”

Mr. Karkus also noted, “For the year ended December 31, 2011, our net sales increased over 20%. Given the infrastructure required to maintain our distribution platform and business operations, we will need to increase our revenues further while maintaining reasonable margins if we are to achieve positive cash flow and profitability on an annualized basis down the road. In addition to introducing new products, efficiently increasing sales and marketing expenses will be the best strategy to achieve this revenue growth goal. Obviously, increasing these expenses will continue to impact near term profitability. We are also making important investments with a long term outlook to establish a development pipeline of new OTC products, including formulations developed by our Phusion joint venture. Our joint venture licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of OTC active ingredients and compounds.”

Mr. Karkus concluded, “Given the expense and the historic lack of investor participation, we are suspending quarterly investor conference calls until we determine that sufficient interest develops. Furthermore, we will be hosting our Annual Meeting of Shareholders in April, during which management will provide an overview of our Company.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE®, and our ability to successfully develop and commercialize new products.

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Contact info:

Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4295	(215) 345-0919 x 0
jmiranda@5wpr.com

PROPHASE LABS, INC & SUBSIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$7,460	$6,191	$17,453	$14,502

Cost of sales	2,664	2,612	6,171	5,672

Gross profit	4,796	3,579	11,282	8,830

Operating expenses:
Sales and marketing	4,528	3,158	7,904	5,576
Administrative	1,607	1,523	5,028	6,054
Research and development	494	82	1,088	794
Total operating expense	6,629	4,763	14,020	12,424

Loss from operations	(1,833)	(1,184)	(2,738)	(3,594)

Interest income	2	12	28	53

Loss from operations before taxes	(1,831)	(1,172)	(2,710)	(3,541)

Income tax (benefit)	-	(40)	-	(40)

Net loss	$(1,831)	$(1,132)	$(2,710)	$(3,501)

Basic and dilutive loss per share	$(0.12)	$(0.08)	$(0.18)	$(0.25)

Weighted average common shares outstanding:
Basic and diluted	14,609	14,684	14,817	14,285

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$5,541	$8,232
Accounts receivable, net	$3,219	$4,821
Inventory	$2,688	$1,682
Total current assets	$13,195	$15,756
Total assets	$19,079	$21,695

Total current liabilities	$7,853	$8,235
Total stockholders' equity	$11,226	$13,460